UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Onyx Pharmaceuticals, Inc.

(Name of Subject Company)

Onyx Pharmaceuticals, Inc.

(Names of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

683399109

(CUSIP Number of Class of Securities)

N. Anthony Coles

President and Chief Executive Officer

Onyx Pharmaceuticals, Inc.

249 East Grand Avenue

South San Francisco, California 94080

(650) 266-0000

With copies to:

Stuart M. Cable

James A. Matarese

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☑	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Onyx Pharmaceuticals, Inc. on August 26, 2013 (including all exhibits attached thereto) is incorporated herein by reference.